Calculation of Filing Fee Tables
S-8
Sleep Number Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	245,537	$ 4.815	$ 1,182,260.66	0.0001381	$ 163.27
Total Offering Amounts:						$ 1,182,260.66		$ 163.27
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 163.27
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of the registrant's common stock that become issuable under the inducement equity awards described in this registration statement by reason of any recapitalization, stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant's outstanding shares of common stock are increased, converted or exchanged. (2) Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the registrant's common stock, as reported by the Nasdaq Stock Market on March 12, 2026. (3) Sleep Number Corporation does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A